Exhibit (d)(46)

SUB-ADVISORY AGREEMENT

This Agreement is dated as of the        day of October, 2014, and is entered into by and among The RBB Fund, Inc., a Maryland corporation, (the “Company”), Altair Advisers LLC, an Illinois limited liability company (the “Adviser”), and Driehaus Capital Management LLC, a Delaware limited liability company (the “Sub-Adviser”).  This Agreement governs the relationship among the Company, the Adviser and the Sub-Adviser with respect to the Sub-Adviser providing investment management services to a portion of the assets (the “Assets”) of the Altair Smaller Companies Fund, a series of the Company (the “Client”).

1.                                      Appointment and the Management of Assets.

The Adviser, on behalf of the Client, hereby appoints the Sub-Adviser to manage the Assets, and the Sub-Adviser hereby agrees to serve as Sub-Adviser with respect to the Assets, on the terms and conditions set forth herein.

(a)                                 The Sub-Adviser shall have full power and authority to supervise and direct the investment of the Assets on a discretionary basis in accordance with (i) the Client’s investment objectives, policies and restrictions set forth in the Client’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures established by the Adviser, the Company’s Chief Compliance Officer or the Company’s Board of Directors that has been furnished in writing by the Adviser to the Sub-Adviser, (ii) the written instructions and directions received from the Adviser or the Client; and (iii) the requirements of the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940 (the “Advisers Act”), the Internal Revenue Code of 1986 and all other applicable federal and state laws governing the performance of the Sub-Adviser’s duties under this Agreement, all as may be in effect from time to time (collectively, the “Policies”).  The Sub-Adviser may purchase, sell and otherwise deal with the Assets (including exercising all voting rights, granting or withholding consent or taking other actions with respect to the Assets), in the name and on behalf of the Client in a manner consistent with the provisions of this Agreement.  Sub-Adviser understands that Adviser has advised the Client that Sub-Adviser will, at no time, take custody of the Assets.

(b)                                 The Sub-Adviser shall promptly implement any change with respect to its management of the Assets as a result of any modification of the Policies relayed to Sub-Adviser by the Adviser.

2.                                      Additions to, and Withdrawal of, Assets Under Management.

(a)                                 The Adviser may add to or withdraw Assets from the Sub-Adviser on written notice (including via e-mail) to the Sub-Adviser.  Any such notice shall set forth the amount of the increase or withdrawal, or identify the specific Assets to be added or withdrawn, the date on which such increase or withdrawal shall be effective, whether a withdrawal shall be in the form of cash, and such other information deemed necessary or appropriate by the Adviser.  Sub-Adviser shall confirm receipt of that notice via phone or e-mail to Adviser.

(b)                                 Sub-Adviser shall invest any additional Assets as soon as practicable consistent with the applicable investment objectives and restrictions, the prevailing market conditions, and its investment philosophy and processes.

(c)                                  Withdrawals in the form of non-cash Assets shall be effective immediately upon written notice to the Sub-Adviser, subject to confirmation of position availability by the Sub-Adviser.

(d)                                 In the case of cash withdrawals, the Sub-Adviser shall liquidate the necessary Assets as soon as practicable.

3.                                      Brokerage.

(a)                                 The Sub-Adviser is authorized to place orders for the execution of securities transactions on behalf of the Client with or through such broker-dealers as it may reasonably select, subject to its duty to obtain “the combination of best net price and execution” under the circumstances.  In selecting brokers or dealers to execute transactions on behalf of the Client, the Sub-Adviser will make its selection based on its expectation of the most advantageous combination of execution, service and price under the circumstances, taking into consideration all relevant factors, including but not limited to price, execution capabilities, reputation, infrastructure, reliability, financial resources, quality of research products or services, and other value-added services.  The Sub-Adviser may pay a broker or dealer a commission in excess of the commission another broker or dealer may have charged, provided the Sub-Adviser has determined in good faith that such commission is reasonable in relation to the value of the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Client and other accounts over which the Sub-Adviser exercises investment discretion.

(b)                                 The Sub-Adviser may utilize a broker or dealer that is an affiliate of the Sub-Adviser to the extent permitted by the 1940 Act.  If the Client or the Assets are a “plan” or an “employee benefit plan” under the Employee Retirement Income Security Act of 1974 (“ERISA”), Sub-Adviser shall comply in all material respects with the requirements of PTE 86-128.

(c)                                  Nothing in this Agreement shall preclude the Sub-Adviser from combining orders for the sale or purchase of securities for the Client with orders for other accounts managed by the Sub-Adviser, provided that such action is consistent with the Sub-Adviser’s fiduciary obligations to the Client.

4.                                      Proxies; Class Actions.

The Sub-Adviser shall be solely responsible to vote all proxies received with respect to the Assets, and shall take all necessary and reasonable steps with respect to corporate actions related to securities held or previously held as part of the Assets.  The Sub-Adviser shall not incur any liability to Client for failing to vote any proxies, or to take an action with respect to a corporate action, if it had not received such proxies or related communication on a timely basis.

Adviser requests, but does not obligate, Sub-Adviser to advise or act for Client in any legal proceedings, including bankruptcies or class actions, involving securities held or previously held as part of the Assets. Upon the reasonable request of Client or Adviser, Sub-Adviser shall produce to Client or the Adviser records and information related to securities held or previously held as part of the Assets.

5.                                      Duties.

(a)                                 The Sub-Adviser shall discharge its duties and exercise its powers in a manner consistent with its stated investment policy and philosophy and its fiduciary obligations, and in accordance with the Policies.

(b)                                 Consistent with its fiduciary duties, nothing in this Agreement shall limit the Sub-Adviser or any of its affiliates, officers, directors or employees from engaging in securities transactions that are different from those in which it might transact on behalf of Client or that involve the same securities purchased or sold for the Client for its or their own accounts, or for the accounts of other clients.  The Sub-Adviser will allocate investment opportunities among the Client’s account and other accounts in a manner that it reasonably and in good faith believes to be equitable.  The Sub-Adviser may give advice and take action (including the allocation of investment opportunities among accounts) in the performance of its duties with respect to any of its other clients that may differ from advice given to or action taken with respect to the Client.

6.                                      Recordkeeping.

The Sub-Adviser shall maintain such records relating to Client’s account and the Assets as are required under applicable law or regulation, including without limitation the 1940 Act.

7.                                      Communication and Reporting.

(a)                                 The Adviser shall have the sole responsibility for maintaining regular and periodic oral and written communication with the Client with respect to any and all matters relating to the Client’s account and its Assets, including obtaining updated information with respect to the Client.  The Adviser shall promptly notify the Sub-Adviser of any changes to the Client’s information that may be relevant to Sub-Adviser’s obligations under this Agreement or its fiduciary duties.  The Adviser shall be solely responsible for all reporting to the Client.  The Sub-Adviser agrees to make such personnel who are knowledgeable about the Assets reasonably available during the Sub-Adviser’s normal business hours at the Adviser’s reasonable request for consultation with respect to the Assets.

(b)                                 As soon as practicable after the end of each calendar quarter, the Sub-Adviser shall provide the Adviser with the standard reports provided by the Sub-Adviser to other clients who receive service similar to the Client, the contents of which previously have been agreed to by the Adviser.

8.                                      Information.

(a)                                 The Adviser shall provide to the Client a copy of the Sub-Adviser’s then-current Form ADV, Part 2A, or a separate disclosure statement meeting the requirements of Rule 204-3(a) under the Advisers Act, and all amendments and supplements thereto (the “Brochure”), and a copy of Sub-Adviser’s Privacy Notice, prior to the commencement of Sub-Adviser managing the Assets.  At least annually, so long as this Agreement is effective, the Adviser shall make a written offer to the Client to provide a copy of the Sub-Adviser’s then current Brochure, and shall provide a copy of Sub-Adviser’s Privacy Notice.  The Adviser shall maintain records reflecting (i) each date on which the Client is offered a Brochure and (ii) each date on which the Client is sent a Brochure and shall provide the Sub-Adviser with written confirmation thereof.  Adviser agrees to make such records available to the Sub-Adviser upon request.

(b)                                 The Sub-Adviser will provide copies of the Brochures and Privacy Notices to the Adviser promptly after execution of this Agreement, annually thereafter or at such times as requested by Adviser.

9.                                      ERISA Accounts.

If Client or the Assets are considered a “plan” or an “employee benefit plan” as such terms as defined in ERISA, Sub-Adviser acknowledges that, in acting as discretionary sub-adviser to the Assets, it is a fiduciary (as defined in Section 3938 of ERISA) with respect to the Assets.

10.                               Non-Exclusivity.

Sub-Adviser, its officers, employees and agents may have or take the same or similar positions in specific investments for their own accounts or for the accounts of other clients as the Sub-Adviser does for the Assets. The Adviser acknowledges and understands that the Sub-Adviser shall be free to render investment advice to others and that the Sub-Adviser does not make its investment management services available exclusively to the Adviser or the Adviser’s clients.

11.                               Investment Management Fee.

In consideration of Sub-Adviser’s services, Sub-Adviser shall receive a monthly fee in accordance with Appendix A of this Agreement.  The Client will pay the Sub-Adviser from the assets of the Client.  For any period less than a full month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month. The fee attributable to the Client shall be satisfied only against the assets of the Client and not against the assets of any other investment portfolio of the Company.

12.                               Representations and Warranties of Sub-Adviser.

The Sub-Adviser hereby makes the following representations and warranties to the Adviser, which representations and warranties shall continue for so long as this Agreement remains in effect, and if at any time any event occurs that would make any of the representations or warranties not true, the party making such representation or warranty shall promptly notify the other party in writing (including via e-mail) within ten (10) days of such event.

(a)                                 The Sub-Adviser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority to execute and perform this Agreement.  The Sub-Adviser conducts its business in compliance in all material respects with the requirements of all applicable laws and regulations.

(b)                                 The Sub-Adviser has delivered to Adviser a copy of its current Form ADV and Privacy Notice.  As of the date hereof, all amendments to Form ADV, which are required by the Advisers Act have been made and filed with the Securities and Exchange Commission and each applicable state’s securities law administrator.  The Sub-Adviser represents that its Form ADV is, to its knowledge, true, accurate and not misleading.

(c)                                  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any agreement to which the Sub-Adviser is a party or by which it is bound, or violate any law, regulation or order applicable to the Sub-Adviser.

(d)                                 The Sub-Adviser will comply in all material respects with the requirements of the Advisers Act and any other applicable law or regulation with respect to the Client and the subject matter of, or transactions completed by, this Agreement.

(e)                                  There is no litigation or regulatory proceeding pending or, to the knowledge of the Sub-Adviser, threatened against the Sub-Adviser that could materially affect the Sub-Adviser’s ability to carry out its duties under this Agreement.

(f)                                   To the extent applicable to this Agreement, the Sub-Adviser (i) meets the bonding requirements of Section 412 of the Employee Retirement Income Security Act of 1974, as amended, or (ii) is exempt from those requirements and has provided an explanation of its exemption to the Adviser.

13.                               Representations and Warranties of the Adviser.

The Adviser hereby makes the following representations and warranties to the Sub-Adviser, which representations and warranties shall continue for so long as this Agreement remains in effect, and if at any time any event occurs that would make any of the representations or warranties not true, the party making such representation or warranty shall promptly notify the other party in writing (including via e-mail) within ten (10) days of such event.

(a)                                 The Adviser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or otherwise organized and has full power and authority to execute and perform this Agreement.  The Adviser conducts its business in compliance in all material respects with the requirements of all applicable laws and regulations.

(b)                                 The execution and delivery of this Agreement and the consummation of the transactions provided herein will not violate any agreement to which the Adviser is a party or by which it is bound, or violate any law, regulation or order applicable to the Adviser.

(c)                                  The Adviser will comply in all material respects with the requirements of the Advisers Act and any other applicable law or regulation with respect to the Client and the subject matter of, or transactions contemplated by, this Agreement.

(d)                                 There is no litigation or regulatory proceeding pending or, to the knowledge of the Adviser, threatened against the Adviser that could materially affect the Adviser’s ability to carry out its duties under this Agreement.

(e)                                  The Adviser has reviewed the Client’s investment goals, objectives, limitations and restrictions with the Client in accordance with its standard procedures for evaluating the suitability of investment products and has deemed, in its judgment, that Sub-Adviser’s services are suitable for Client.  The Adviser will notify the Sub-Adviser promptly of any changes in a Client’s investment objectives or restrictions.

(f)                                   The Adviser has reviewed all authorizing documentation from the Client and is satisfied that such documentation authorizes the Client to hire an investment manager.

14.                               Indemnity from Sub-Adviser.

The Sub-Adviser agrees to reimburse, indemnify and hold harmless the Adviser and its officers, directors, employees and agents for any and all expenses (including, without limitation, reasonable legal fees), losses, damages, liabilities, judgments, demands, charges and claims of every kind or nature whatsoever (one or more hereinafter referred to as “Damages”) caused by or arising, directly or indirectly, out of (i) the gross negligence or willful misconduct of the Sub-Adviser, or the Sub-Adviser’s material breach of fiduciary duty to the Client, in the performance of its duties hereunder, or (ii) the material breach of this Agreement by the Sub-Adviser.

15.                               Indemnity from Adviser.

The Adviser agrees to reimburse, indemnify and hold harmless the Sub-Adviser and its respective affiliates, officers, directors, employees, and agents for any and all Damages caused by or arising, directly or indirectly out of (i) the gross negligence or willful misconduct of the Adviser, or the Adviser’s material breach of fiduciary duty to the Client, in the performance of its duties hereunder; (ii) the material breach of this Agreement by the Adviser; or (iii) actions of Sub-Adviser authorized by the direction of the Adviser.

16.                               Confidentiality.

(a)                                 The Adviser and Sub-Adviser shall safeguard as strictly confidential, and shall not use for any purpose other than fulfilling their duties under this Agreement, all information about any Client and each Client’s Assets, except (i) as required in the performance or enforcement of this Agreement; or (ii) in order to comply with applicable laws and regulations or regulatory requests or a subpoena, court order or similar compulsory legal process, provided that disclosure shall not be broader than required by the applicable process or law.

(b)                                 Each party agrees that with respect to any confidential information or documents, which are furnished by any other party hereto, such information shall be kept in strict confidence and shall not be used directly or indirectly for any purpose other than that for which it was furnished, except (i) as required in connection with the performance or enforcement of this Agreement; or (ii) in order to comply with applicable laws and regulations or regulatory requests or a subpoena, court order or similar compulsory legal process, provided that disclosure shall not be broader than required by the applicable process or law.

Each party agrees that no advertising or marketing information, which contains the name, or any reference to any other party may be distributed without the prior written consent of the other party.

17.                               Headings.

The headings in this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

18.                               Further Acts and Assurances.

In addition to the acts and deeds recited herein and contemplated to be performed, executed and delivered by or on behalf of the parties hereto, the parties hereby agree to perform, execute and deliver or cause to be performed, executed and delivered any and all such further acts, deeds and assurances as the other party may reasonably require to consummate the transactions contemplated hereby.

19.                               Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which counterparts shall together constitute but one and the same instrument.

20.                               Entire Agreement; Amendment and Waiver.

This Agreement (together with any Appendix hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof.  No amendment or modification of this Agreement or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in writing and signed by the party or parties to be bound thereby.  The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

21.                               Term; Assignment.

This Agreement shall become effective as of the date of its execution, and:

(a)                                 unless otherwise terminated, this Agreement shall continue in effect until August 16, 2016, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Client, and (ii) by vote of a majority of the Directors of the Company who are not interested persons of the Company, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval;

(b)                                 this Agreement may at any time be terminated on 60 days’ written notice to the Sub-Adviser either by vote of the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Client;

(c)                                  this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Adviser’s Investment Advisory Agreement with the Company, on behalf of the Client; and

(d)                                 this Agreement may be terminated by the Sub-Adviser on 60 days’ written notice to the Adviser and the Company, or by the Adviser immediately upon notice to the Sub-Adviser.

Termination of this Agreement pursuant to this Section 20 shall be without the payment of any penalty.

The Sub-Adviser may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act.  The Sub-Adviser shall notify the Adviser in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Company and/or the Adviser to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Sub-Advisory Agreement with the Sub-Adviser, and (c) prepare, file, and deliver any disclosure document to the Client’s shareholders as may be required by applicable law.

22.                               Liability.

The Sub-Adviser shall not be liable to the Adviser for the acts or omissions of any other fiduciary or other person acting on behalf of the Client, or for anything done or omitted to be done by the Sub-Adviser under the terms of this Agreement if the Sub-Adviser shall have acted in good faith and exercised reasonable care.  Nothing in this Agreement shall in any way constitute a waiver or limitation of any rights which may not be so limited or waived in accordance with applicable law.  The Sub-Adviser shall not be deemed to have breached this Agreement in connection with fluctuations arising from market movements and other events outside the control of the Sub-Adviser.

23.                               Governing Law.

This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware.

24.                               Arbitration.

The parties waive their right to seek remedies in court, including any right to a jury trial.  The parties agree that in the event of any dispute between the parties arising out of, relating to or in connection with this Agreement, such dispute shall be resolved exclusively by arbitration to be conducted only in the country and state of the principal office of Adviser at the time of such dispute in accordance with the rules of JAMS/Endispute.  Disputes shall not be resolved in any other forum or venue.  The parties agree that such arbitration shall be conducted by a retired judge who is experienced in dispute resolution regarding the securities business, that discovery shall not be permitted except as required by the rules of JAMS/Endispute, that the arbitration award shall not include factual findings or conclusions of law, and that no punitive damages shall be awarded.  The parties understand that any party’s right to appeal or to seek modification of any ruling or award of the arbitrator is severely limited.  Any award rendered by the arbitrator shall be final and binding, and judgment may be entered on it in any court of competent jurisdiction in the county and state of the principal office of Adviser at the time such award is rendered or as otherwise provided by law.

25.                               Notices.

All notices, reports, and other communications required hereunder shall be in writing and (i) shall be effective upon delivery, and (ii) shall be deemed properly delivered if delivered by hand, faxed, e-mailed, or mailed, postage prepaid, addressed as set forth below or to such other address as the addressed party shall have designated in writing to the other party:

If to the Company:

Name	The RBB Fund, Inc.

Address	Bellevue Park Corporate Center, 103 Bellevue Parkway

City, State, Zip	Wilmington, DE 19809

Fax

Attention	Salvatore Faia, President

If to the Adviser:

Name	Altair Advisers LLC

Address	303 W. Madison Street, Suite 600

City, State, Zip	Chicago, IL 60606

Fax	312-577-0461

Attention	Rebecca Kohmescher

If to the Sub-Adviser:

Name	Driehaus Capital Management LLC

Address	25 East Erie Street

City, State, Zip	Chicago, IL 60611

Fax

Attention

26.                               Severability.

Any provision of this Agreement, which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction, shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

27.                               Survival.

The provisions of Sections 14, 15, 16, 22 and 24 contained herein shall survive the termination of this Agreement.

Altair Advisers LLC		Driehaus Capital Management LLC

By:		By:
	Printed Name		Printed Name

	Signature		Signature

Title:		Title:

The RBB Fund, Inc., on behalf of its
Altair Smaller Companies Fund

By:
Printed Name

Signature

Title: